Exhibit 7.5

SiteOne Landscape Supply, Inc.

Lock-Up Agreement

November 28, 2016

Goldman, Sachs & Co.

UBS Securities LLC

As Representatives of the several Underwriters

named in Schedule I to the Underwriting Agreement,

c/o Goldman, Sachs & Co.

       200 West Street

       New York, New York 10282

       UBS Securities LLC

       1285 Avenue of the Americas

       New York, New York 10019

Re: SiteOne Landscape Supply, Inc. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with SiteOne Landscape Supply, Inc., a Delaware corporation (the “Company”), and the Selling Stockholders named in Schedule II to such agreement, providing for a public offering (the “Public Offering”) of shares (the “Shares”) of common stock, $0.01 par value per share (the “Stock”) of the Company, pursuant to a Registration Statement on Form S-1 (File No. 333-214628) filed with the U.S. Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, subject to the other provisions of this Lock-Up Agreement, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not, without having received a prior written waiver from Goldman, Sachs & Co. and UBS Securities LLC (the “Lock-Up Waiver Requirement”), (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase shares of Stock, shares acquired upon the vesting of restricted stock units or settlement of deferred stock units or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock (collectively the “Undersigned’s Shares”) (other than the sale transfer or other disposition of any shares of Stock acquired after the Public Offering Date (as defined below) that is not required to be reported in any public report or filing with the SEC and regarding which the undersigned does not otherwise voluntarily effect any public filing or report), the foregoing restriction being expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition or the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares.

The Lock-Up Period will commence on the date of the preliminary prospectus first used in connection with the offering of Shares and continue for 90 days after the public offering date set forth on the final prospectus (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares without having received any waiver in compliance with the Lock-Up Waiver Requirement; provided that (1) any such transfer shall not involve a disposition for value (other than those described below in (i), (ii), (v) and (vii)), (2) such transfers (other than those described below in (i) and (vii)) are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (3) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as sales to the underwriters pursuant to the Underwriting Agreement; or

(ii) any transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Stock involving a change of control of the Company; or

(iii) as a bona fide gift or gifts; or

(iv) by will or intestacy; or

(v) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(vi) to the undersigned’s partners, members or shareholders, subsidiaries, affiliates or to any investment fund or other entity controlled or managed by, or under common control or management with, the undersigned; or

(vii) dispositions of shares of Stock to the Company or the retention of shares of Stock by the Company (i) to satisfy tax withholding obligations in connection with the exercise of options to purchase Stock, the vesting of restricted stock units or the settlement of deferred stock units or (ii) in payment of the exercise or purchase price with respect to the exercise of options to purchase Stock, the vesting of restricted stock units or the settlement of deferred stock units; or

(viii) transfers of shares of Stock by the undersigned in connection with bona fide gifts of such shares of Stock to charitable organizations by certain partners and employees of the undersigned, its affiliates or any investment fund or other entity controlled or managed by, or under common control or management with, the undersigned;

provided, however, that in the case of clauses (iii)-(vi) and (viii), the Representatives shall have received a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, prior to such transfer; and provided, further, that nothing in this agreement shall prevent the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer or purchase of shares of Stock; provided that such plan (a) does not provide for the transfer of Stock during the Lock-Up Period, and (b) is not required to be reported and is not voluntarily reported in any public report or filing with the SEC during the Lock-Up Period.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company, the Selling Stockholders and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours, CD&R LANDSCAPES HOLDINGS, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

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